Exhibit 10.17

NATERA, INC.

Equity Award Policy

1.Introduction.

This Equity Award Policy (the “Policy”) specifies the treatment of each Equity Award granted by Natera, Inc. (including any successor thereto, the “Company”) or an Affiliate of the Company to the Company’s officers, employees and non-employee directors (a “Grantee”) in the event of the death of such a Grantee.  This policy does not apply to (a) advisors or consultants of the Company who hold Equity Awards, (b) an Equity Award held by an individual or entity other than the Grantee, or (c) shares purchased or awards granted pursuant to the Natera, Inc. 2015 Employee Stock Purchase Plan, as may be amended or replaced.  Capitalized terms used in the Policy are defined in Section 3, except as otherwise specified.

2.Effectiveness; Amendment; Termination.

This Policy is effective as of January 1, 2026 (the “Effective Date”) and applies to Equity Awards granted before, on or after the Effective Date to Grantees.  The Company’s Board of Directors (or a duly delegated committee thereof) may, at any time and from time to time, amend, suspend, or terminate the Policy. Upon termination, the Policy will continue to apply to Equity Awards granted prior to such termination. No amendment, suspension, or termination of the Policy will, without the consent of a Grantee, materially impair the rights of, or obligations to, such Grantee with respect to an Equity Award granted prior to such amendment, suspension or termination. This Policy will be binding upon the Company’s successors and assigns.

3.Definitions. For purposes of this Policy:

“Affiliate” means any other entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and Treasury guidance promulgated thereunder.

“Equity Award” means a grant of an option, stock appreciation right, restricted stock, restricted stock unit, or other stock-based award.

“Performance-Based Equity Award” means an Equity Award that is eligible to vest based on the Grantee’s continuous service to the Company or an Affiliate and one or more performance metrics.

“Time-Based Equity Award” means an Equity Award that is eligible to vest based solely on the Grantee’s continuous service to the Company or an Affiliate.

4.Benefits Upon Death.

(a)Time-Based Equity Awards.  Upon the death of a Grantee, each Time-Based Equity Award that is outstanding and unvested shall become fully vested.

(b)Performance-Based Equity Awards.  Upon the death of a Grantee, each Performance-Based Equity Award that is outstanding and unvested shall become vested as to the proportion of the entire Performance-Based Equity Award that would vest based on the Company’s actual performance (as

Exhibit 10.17

determined by the Company in its sole discretion) as of the end of the fiscal quarter occurring after the Grantee’s death, with the portion of the total award that vests being prorated based on the portion of the performance period that the Grantee completes through the date of his or her death, measured using the number of days served as a percentage of the total number of days in the performance period.  The Company’s determination of the performance applicable to such Performance-Based Equity Award will be binding on the Grantee and the Grantee’s beneficiaries or heirs.

5.	Section 409A.

If Section 409A of the Code (“Section 409A”) is applicable to an Equity Award, the treatment of such Equity Award under this Policy is intended to comply with Section 409A. Notwithstanding Section 2, this Policy may be amended from time, without Grantee consent, as the Company may determine to be necessary or appropriate in order to be exempt from the application of, or to comply with, Section 409A. The Company makes no representation or warranty regarding the treatment of this Policy or the benefits payable under this Policy under federal, state or local income tax laws, including Section 409A.

6.No Change to Existing Terms and Conditions.

Except as otherwise expressly provided in this Policy, the terms and conditions applicable to an Equity Award outside of this Policy, including the terms and conditions of the equity plan governing such Equity Award (including the exercise period for any exercisable Equity Award), the award agreement evidencing such Equity Award, the Company’s Executive Severance Plan (if such Grantee is a participant in the Executive Severance Plan) and a Grantee’s employment agreement or offer letter, will continue to apply to such Equity Award, provided that in the event of any conflict between this Policy and such terms and conditions, this Policy will govern to the extent it provides for more favorable treatment to the Grantee with respect to the Grantee’s Equity Awards upon the Grantee’s death. This Policy may not be construed to prevent the forfeiture or divestiture of any Equity Award if otherwise contemplated under the terms and conditions applicable to such Equity Award, including under any restrictive covenant agreement or clawback policy applicable to such Equity Award.

7.Withholding.

In the event the Company or an Affiliate is required to withhold any federal, state, or local employment taxes, payroll taxes or other similar withholding amounts prior to the settlement of an Equity Award that is subject to Section 409A of the Code, then the person holding such award may not elect the method by which the Company or such Affiliate implements such withholding.

8.	Governing Law.

Except as may otherwise be required pursuant to state laws applicable to a Grantee, this Policy and all determinations made and actions taken pursuant to this Policy shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware or by United States federal law.